EXHIBIT 99


Press Release
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                            SUSSEX BANCORP ANNOUNCES
                             SECOND QUARTER RESULTS
                                AND CASH DIVIDEND


            FRANKLIN, NEW JERSEY - July 19, 2001- Sussex Bancorp (AMEX:"SBB") announced today that for the second quarter ended June 30, 2001, the Company earned net income of $240,000, an increase over net income of $184,000 for the second quarter of 2000. The Company's total interest income increased to $2,964,000 for the quarter ended June 30, 2001, primarily due to an increase in earning assets, as the Company's portfolio of loans increased to $99.5 million at June 30, 2001 from $94.7 million at June 30, 2000. The loan loss provision for the second quarter of each of 2001 and 2000 was $63,000. Basic earnings per share for the two periods were $.15 and $.13 respectively. Diluted earnings per share for the two periods were $.14 and $.12. Weighted average number of basic shares outstanding was 1,645,443 for 2001 and 1,494,298 for 2000. Weighted average number of diluted shares was 1,633,374 for 2001 and 1,504,241 for 2000.

            The Company's interest expense increased to $1,481,000 for the quarter ended June 30, 2001 from $1,140,000 for the second quarter of 2000. This increase reflects the increase in the Company's total deposits to $162.5 million at June 30, 2001 from $140.9million at June 30, 2000. At June 30, 2001 the Company had total assets of $185.3 million, compared to total assets of $161.6 million at June 30, 2000.

            For the six months ended June 30, 2001, the Company earned net income of $450,000, an increase of $66,000 from the $384,000 earned for the same period last year. The Company's total interest income increased to $5,909,000 for the six months ended June 30, 2001. Basic earnings per share for the six months ended were $.28 for 2001 and $.27 for 2000. Diluted earnings per share for the six months ended were $.27 and $.26 for 2000. Weighted average basic shares were 1,631,521 and 1,494,037. Weighted average diluted shares were 1,649,512 and 1,504,286.

            Sussex Bancorp also announced that its Board of Directors declared a
     cash  dividend  of  $0.07  per  share,   payable  on  August  27,  2001  to
     shareholders of record as of August 6, 2001.

            Chairman and Chief Executive Officer Donald L. Kovach stated, "Our quarterly results show the continued hard work by our staff in increasing our base of earning assets through new loan originations. Our continued performance has permitted the Board to declare a quarterly cash dividend for the forty-second straight quarter. We continue to be committed to enhancing the value of our shareholders' "investment."

            Sussex Bancorp is the holding company for the Sussex County State Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey.